      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1994

                                                           REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               SUN COMPANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              PENNSYLVANIA                             23-1743282
     (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

                      TEN PENN CENTER, 1801 MARKET STREET,
              PHILADELPHIA, PENNSYLVANIA 19103-1699 (215) 977-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

            RICHARD L. CARTLIDGE, SUN COMPANY, INC. TEN PENN CENTER,
           1801 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19103-1699
                                 (215) 977-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                JOHN B. TEHAN, ESQ., SIMPSON THACHER & BARTLETT,
                 425 LEXINGTON AVENUE, NEW YORK, NEW YORK 10017

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)  PER UNIT(2)     PRICE(3)      FEE(2)
- -------------------------------------------------------------------------------
Debt Securities........
- ------------------------
Preference Stock.......  $700,000,000                 $700,000,000   $241,381
- ------------------------
Common Stock,
 $1 par value per
 share.................
- ------------------------
Warrants...............
- ------------------------

- --------------------------------------------------------------------------------
(1) The amount to be registered consists of up to $700,000,000 in U.S. dollars or the equivalent in foreign currency or currency units market value of Debt Securities, Preference Stock, Common Stock and Warrants.
(2) The maximum offering price per unit has been omitted pursuant to Securities Act Release No. 6964. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933 and reflects the offering price rather than the principal amount of any Debt Securities issued at a discount.
(3) Estimated solely for the purpose of calculating the registration fee.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION BECOMES          +
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    Subject to Completion Dated May 20, 1994

PROSPECTUS

                               SUN COMPANY, INC.

                                DEBT SECURITIES
                                PREFERENCE STOCK
                                  COMMON STOCK
                                    WARRANTS

  Sun Company, Inc. (the "Company") from time to time may offer one or more series of its unsecured debt securities (the "Debt Securities"), its Cumulative Preference Stock (the "Preference Stock"), its Common Stock, $1 par value (the "Common Stock" and together with the Preference Stock, the "Equity Securities"), warrants to purchase the Debt Securities or Equity Securities (the "Warrants") or any combination of the foregoing. The aggregate offering price of the Debt Securities, the Equity Securities, and the Warrants offered hereby (the "Securities") will not exceed $700,000,000 (or the equivalent thereof if Debt Securities are denominated in foreign currencies or foreign currency units). The Securities may be offered as separate series or in units with other Securities in amounts, at prices and with terms to be determined at or prior to the time of sale.

  The specific terms of the Securities being offered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), together with the terms of the offering of the Securities, the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth, among other matters, the following: (1) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt (the "Senior Debt Securities") or subordinated debt (the "Subordinated Debt Securities"), authorized denominations, maturity, rate or method for calculation of interest and dates for the payment thereof, any conversion, redemption, prepayment or sinking fund provisions, and the currency, currencies or currency units in which principal, premium, if any, or interest, if any, is payable; (2) in the case of Preference Stock, the designation, number of shares offered, stated value, liquidation preference, dividend rate (or method of calculation thereof), dates on which dividends are to be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, voting rights and any conversion or exchange features;
(3) in the case of Common Stock, the number of shares offered and the terms of the offering and sale thereof; (4) in the case of Warrants, the designation, number of Warrants offered, number or principal amount of Securities issuable upon exercise, exercise price and, where applicable, the duration and detachability of the Warrants; and (5) in the case of all Securities, whether they are being sold separately or as a unit with other Securities. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

  The Company may sell the Securities to or through underwriters or directly to purchasers, agents, dealers or through brokers. The names of underwriters, dealers, or agents, if any, will be identified in the Prospectus Supplement.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE AC-CURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                 The date of this Prospectus is        , 1994.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy material and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

  The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (together with all amendments and exhibits, the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by the Company's report on Form 10-K/A dated April 28, 1994.

    2. The Company's Current Report on Form 8-K dated February 24, 1994.

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO:

                               SUN COMPANY, INC.
                                TEN PENN CENTER
                               1801 MARKET STREET
                     PHILADELPHIA, PENNSYLVANIA 19103-1699
                        ATTENTION: SHAREHOLDER RELATIONS
                           TELEPHONE: (215) 977-3000

                                  THE COMPANY

  The Company was incorporated in Pennsylvania in 1971 and it or its predecessors have been active in the petroleum industry since 1886. Its principal executive offices are located at Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699.

  The Company, through its subsidiaries, is principally a petroleum refiner and marketer with interests in oil and gas exploration and production and oil sands mining. Hereafter, the term "Sun" means the Company and its subsidiaries.

  Sun's petroleum refining and marketing operations include the manufacturing and marketing of a full range of petroleum products, including fuels, lubricants and petrochemicals, and the transportation of crude oil and refined products. These operations are conducted in the United States and Canada. Sun's oil and gas exploration and production operations consist of exploration for and development, production and marketing of crude oil and condensate, natural gas and natural gas liquids. Exploration activities are conducted in Canada while development, production and marketing activities are conducted primarily in Canada and the United Kingdom sector of the North Sea. Oil sands mining operations, which consist of production of synthetic crude oil by mining oil sands and upgrading the bitumen extracted from the oil sands, are conducted in western Canada.

  Sun also has interests in coal, real estate and leasing operations in the United States. Each of these businesses is subject to a plan of disposition which management is actively pursuing.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Securities will be added to the general funds of Sun and used for general corporate purposes, including working capital and capital expenditures. The proceeds may also be used to repay indebtedness of Sun.

                        SUMMARY OF FINANCIAL INFORMATION

  The following table represents selected financial data of Sun for each of the five years in the period ended December 31, 1993. Reference is made to the detailed information and financial statements available in the documents described above under "Incorporation of Certain Documents by Reference." Prior to the fourth quarter of 1993, Sun Coal Company and Elk River Resources, Inc. and its subsidiaries (collectively, "Sun Coal") and Radnor Corporation ("Radnor") had been classified as discontinued operations in Sun's consolidated statements of income. In accordance therewith, results of operations of Sun Coal and Radnor subsequent to their measurement dates of December 31, 1992 and September 30, 1991, respectively, had been excluded from the consolidated statements of income. In November 1993, the Commission issued Staff Accounting Bulletin No. 93 which requires discontinued operations that have not been divested within one year of their measurement dates to be accounted for prospectively as investments held for sale. As a result, the results of operations for Sun Coal and Radnor for the fourth quarter of 1993 have been included in income from continuing operations. In addition, the net assets and liabilities relating to Sun Coal and Radnor have been segregated on the consolidated balance sheets from their historic classifications to separately identify them as investments in operations held for sale. The following financial data reflects this method of presentation.

                                                       1993      1992        1991        1990     1989
                                                      ------    -------     -------     -------  -------
                                                       (MILLIONS OF DOLLARS EXCEPT RATIOS)
FOR THE YEAR ENDED DECEMBER 31:
Sales and other operating revenue (including
  consumer excise taxes)........................      $9,180    $10,445     $11,493     $12,573  $10,494
Income (loss) from continuing operations
  before provision (credit) for income taxes
  and cumulative effect of change in
  accounting principle(1).......................      $  426(2) $  (432)(3) $  (108)(4) $   393  $   236
Net income (loss)(1)(5)(6)......................      $  288(2) $  (559)(3) $  (387)(4) $   229  $    98
Ratio of earnings to fixed charges(7)...........        5.14        N/A         N/A        3.91     2.59

AT DECEMBER 31:
Total assets....................................      $5,900    $ 6,071     $ 7,017     $ 7,852  $ 7,647
Long-term debt..................................      $  726    $   792     $   852     $   832  $   887
Stockholders' equity............................      $1,984    $ 1,896     $ 2,696     $ 3,274  $ 3,254

- --------
(1) Includes impact of provisions for write-down of assets and other matters of $23 million ($12 million after tax) in 1993, $745 million ($456 million after tax) in 1992, $156 million ($103 million after tax) in 1991 and $162 million ($103 million after tax) in 1989. (See Note 2 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended, incorporated by reference herein.)
(2) Includes impact of gain on divestments of $174 million ($121 million after tax).
(3) Includes impact of gain on Iranian litigation settlement of $178 million ($117 million after tax).
(4) Includes impact of provision for environmental remediation work at various domestic refining and marketing sites of $118 million ($78 million after tax).
(5) Includes income (loss) from operations held for sale of $3, $19, $(257), $9 and $(12) million in 1993, 1992, 1991, 1990 and 1989, respectively. (See
    Note 2 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended, incorporated by reference herein.)
(6) Includes impact of the cumulative effect of a change: in the method of accounting for income taxes in 1993 ($5 million tax benefit); in the method of accounting for postretirement health care and life insurance benefits in 1992 ($261 million after-tax charge); and in the method of accounting for refinery turnaround costs in 1990 ($30 million after-tax benefit). (See
    Note 7 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended, incorporated by reference herein.)
(7) The ratio of earnings to fixed charges has been computed using principally pretax earnings from continuing operations before the cumulative effect of a change in accounting principle and before deducting fixed charges. Fixed charges are comprised of interest cost and debt expense of continuing operations (including amounts capitalized) and one-third of rental expense applicable to operating leases (which is that portion deemed to be interest). For 1992 and 1991, earnings were inadequate to cover fixed charges by $454 million and $76 million, respectively, as a result of the $745 million and $156 million provisions for write-down of assets and other matters.

                       DESCRIPTION OF THE DEBT SECURITIES

  The Debt Securities will be either Senior Debt Securities or Subordinated Debt Securities and may be issued as convertible Debt Securities. The Senior Debt Securities will be issued under an Indenture dated as of May 15, 1994 (the "Senior Indenture") between the Company and Citibank, N.A., Trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under an Indenture dated as of May 15, 1994 (the "Subordinated Indenture") between the Company and Bankers Trust Company, Trustee

(the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes hereinafter collectively referred to as the "Indentures." The Senior Trustee and the Subordinated Trustee are sometimes hereinafter collectively referred to as the "Trustees." References set forth in the following description of Debt Securities are to sections of both Indentures unless otherwise indicated. The following description summarizes certain general terms and provisions of the Debt Securities, is not complete and is qualified in its entirety by reference to all of the provisions of the Indentures, including the definitions therein of certain terms. Copies of the Indentures have been filed as exhibits to the Registration Statement. Capitalized terms used below but not defined have the meanings assigned in the Indentures. Further terms of the Debt Securities will be set forth in the Prospectus Supplement.

GENERAL

  The Debt Securities will be direct, unsecured obligations of the Company. The particular terms of the Debt Securities being offered (the "Offered Debt Securities"), any modifications of or additions to the general terms of the Debt Securities as described herein that may be applicable in the case of the Offered Debt Securities and any applicable Federal income tax considerations will be described in the Prospectus Supplement relating to the Offered Debt Securities, which may include the following:

    (1) the title of the Offered Debt Securities;

    (2) the aggregate principal amount of the Offered Debt Securities;

    (3) the date or dates on which or periods during which the Offered Debt Securities of a series may be issued, or the method by which such date or dates will be determined, on which the principal of (and premium, if any, on) such Offered Debt Securities will be payable;

    (4) the rate or rates at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest, if any, shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which such interest shall be payable and, in the case of Registered Securities, the regular record dates, if any, for the interest payable on such interest payment dates, and, in the case of floating rate securities, the notice, if any, to Holders regarding the determination of interest and the manner of giving such notice;

    (5) the place or places, if any, in addition to or instead of the corporate trust office of the applicable Trustee (in the case of Registered Securities) or the principal London office of the applicable Trustee (in the case of Bearer Securities), where the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities shall be payable, the extent to which, or the manner in which, any interest payable on any Global Security on an interest payment date will be paid, and the manner in which any principal of, or premium, if any, on any Global Security on an interest payment date will be paid;

    (6) any mandatory or optional sinking fund or purchase fund or analogous provisions;

    (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Offered Debt Securities of the series may be redeemed pursuant to any optional or mandatory redemption provisions;

    (8) any terms pursuant to which the Offered Debt Securities may be convertible into Debt Securities or Equity Securities;

    (9) if the Offered Debt Securities of the series are denominated or payable in a foreign currency, any other terms concerning the payment of principal of (and premium, if any) or any interest on the Offered Debt Securities (including the currency or currencies of payment thereof);

    (10) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the depositary or any common depositary for such Global Securities, and if the Offered Debt Securities of the series are issuable only as Registered Securities;

    (11) the terms and conditions, if any, upon which any Global Securities may be exchanged in whole or in part for other definitive Offered Debt Securities;

    (12) if Bearer Securities are to be issued, (x) whether interest in respect of any portion of a temporary Offered Debt Security in global form (representing all of the Outstanding Bearer Securities of the series) payable in respect of any interest payment date prior to the exchange of such temporary Offered Debt Security for definitive Offered Debt Securities of the series shall be paid to any clearing organization with respect to the portion of such temporary Offered Debt Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the Persons entitled to interest payable on such interest payment date, and (y) the terms upon which interests in such temporary Offered Debt Security in global form may be exchanged for interests in a permanent Global Security or for definitive Offered Debt Securities of the series and the terms upon which interests in a permanent Global Security, if any, may be exchanged for definitive Offered Debt Securities of the series;

    (13) any index used to determine the amount of payment of principal or any premium or interest, if any, on the Offered Debt Securities;

    (14) the application, if any, of the defeasance provisions to the Offered Debt Securities;

    (15) whether the Offered Debt Securities of the series are to be issued as original issue discount securities ("Discount Securities") and the amount of discount at which such Offered Debt Securities may be issued and, if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series which shall be payable upon declaration of acceleration of the Maturity thereof upon an Event of Default;

    (16) whether Offered Debt Securities of the series are to be issued as Registered Securities or Bearer Securities or both, and if Bearer Securities are issued, whether any interest coupons appertaining thereto ("Coupons") will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities of the series and the circumstances under which and the place or places at which any such exchanges, if permitted, may be made; and

    (17) whether provisions for payment of additional amounts or tax redemptions shall apply and, if such provisions shall apply, such provisions; and, if Bearer Securities of the series are to be issued, the applicable procedures and certificates relating to the exchange of temporary Global Securities for definitive Bearer Securities;

    (18) if other than U.S. dollars, the currency, currencies or currency units (the term "currency" as used herein will include currency units) in which the Offered Debt Securities of the series shall be denominated or in which payment of the principal of (and premium, if any) and interest on the Offered Debt Securities of the series may be made, and the particular provisions applicable thereto;

    (19) if the principal of (and premium, if any) or interest on Offered Debt Securities of the series are to be payable, at the election of the Company or a Holder thereof, in a currency other than that in which the Offered Debt Securities are denominated or payable without such election, in addition to or in lieu of the applicable provisions of the Indentures, the period or periods within which and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate or rates between the currency or currencies in which the Offered Debt Securities are denominated or payable without such election and the currency or currencies in which the Offered Debt Securities are to be paid if such election is made;

    (20) the date as of which any Offered Debt Securities of the series shall be dated; and

    (21) any other terms of the Offered Debt Securities.

  The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder. The Debt Securities may be issued from time to time in one or more series as authorized from time to time by the Board of Directors of the Company or by any duly authorized officer. (Section 3.01)

  In the event that Discount Securities are issued, the Federal income tax consequences and other special considerations applicable to such Discount Securities will be described in the Prospectus Supplement relating thereto.

  All of the Debt Securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and unless otherwise provided, a series may be reopened for issuance of additional Debt Securities of such series. (Section 3.01)

  The Offered Debt Securities of any series may be issued in definitive form or, if so indicated in the Prospectus Supplement, may be represented in whole or in part by a global security or securities ("Global Securities"), registered in the name of a depositary designated by the Company. Each Debt Security represented by a Global Security is referred to herein as a "Book-Entry Security." Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement.

SENIOR DEBT SECURITIES

  Senior Debt Securities will rank equally with all other unsecured debt of the Company other than Subordinated Debt Securities or other indebtedness which is by its terms subordinated to the Senior Debt Securities.

SUBORDINATED DEBT SECURITIES

  Subordinated Debt Securities will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all present or future Senior Indebtedness. "Senior Indebtedness" is defined as (a) indebtedness of the Company for money borrowed and (b) renewals, extensions, and modifications of such indebtedness, unless in any case it is provided that the particular indebtedness, renewal, extension or modification is not Senior Indebtedness. (Subordinated Indenture Section 1.01) If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated therein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

  Upon any distribution of assets of the Company upon the dissolution, winding up, liquidation or reorganization of the Company, the payment of the principal of and premium, if any, and interest on the Subordinated Debt Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, including Senior Debt Securities (Sections 16.01 and 16.02 of the Subordinated Indenture), but the obligation of the Company to make payment of principal and premium, if any, or interest on the Subordinated Debt Securities will not otherwise be affected. (Section 16.02 of the Subordinated Indenture) In the event that any payment on account of principal, premium, if any, sinking fund or interest made by the Company on the Subordinated Debt Securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on Senior Indebtedness is received by the Trustee under the Subordinated Indenture or the Holders of any of the Subordinated Debt Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to payment in full of Senior Indebtedness, the Holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Debt Securities. (Section 16.02 of the Subordinated Indenture)

  By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Subordinated Debt Securities. The Subordinated Indenture provides that the subordination provisions thereof shall not apply to money and securities held in trusts pursuant to the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture. (Sections
4.02 and 15.02 of the Subordinated Indenture)

CONVERTIBLE DEBT SECURITIES

  Debt Securities issued under either the Senior Indenture or the Subordinated Indenture may provide for a right of conversion into Equity Securities. The terms and conditions, if any, on which the Debt Securities being offered are convertible into Equity Securities will be set forth in the Prospectus Supplement relating thereto. Such terms will include the Equity Securities into which such Debt Securities are convertible, the conversion price, the conversion period, provisions as to whether conversion will be at the option of the Holder or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

DENOMINATIONS, REGISTRATION AND TRANSFER

  Unless otherwise specified in the Prospectus Supplement, the Offered Debt Securities of any series shall be issuable only as Registered Securities in denominations of $1,000 and any integral multiple thereof and shall be payable only in U.S. dollars. (Section 3.02) The Indentures also provide that Debt Securities of a series may be issuable in global form. See "Global Securities." Unless otherwise indicated in the Prospectus Supplement, Bearer Securities will have Coupons attached. (Section 2.01)

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of like principal amount and of like Stated Maturity and with like terms and conditions. If so provided in the Prospectus Supplement, at the option of the Holder thereof, to the extent permitted by law, any Bearer Security of any series which by its terms is registrable as to principal and interest may be exchanged for a Registered Security of such series of like aggregate principal amount and of a like Stated Maturity and with like terms and conditions, upon surrender of such Bearer Security at the corporate trust office of the applicable Trustee or at any other office or agency of the Company designated for the purpose of making any such exchanges. Subject to certain exceptions, any Bearer Security issued with Coupons surrendered for exchange must be surrendered with all unmatured Coupons and any matured Coupons in default attached thereto. (Section 3.05)

  Notwithstanding the foregoing, the exchange of Bearer Securities for Registered Securities will be subject to the provisions of United States income tax laws and regulations applicable to Debt Securities in effect at the time of such exchange. (Section 3.05)

  Except as specified in the Prospectus Supplement, in no event may Registered Securities, including Registered Securities received in exchange for Bearer Securities, be exchanged for Bearer Securities. (Section 3.05)

  Upon surrender for registration of transfer of any Registered Security of any series at the office or agency of the Company maintained for such purpose, the Company shall deliver, in the name of the designated transferee, one or more new Registered Securities of the same series of like aggregate principal amount of such denominations as are authorized for Registered Securities of such series and of a like Stated Maturity and with the same terms and conditions. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

  The Company shall not be required (i) to register, transfer or exchange Debt Securities of any series during a period beginning at the opening of 15 business days before the day of the transmission of a notice of redemption of Debt Securities of such series selected for redemption and ending at the close of business on the day of such transmission, or (ii) to register, transfer or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (Section 3.05)

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Security"). Payments of principal of (premium, if any) and interest on Debt Securities represented by a Global Security will be made by the Company to the applicable Trustee and then by such Trustee to the depositary.

  The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any such Global Securities. Additional or differing terms of the depositary arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

  So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

  If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. If Registered Securities of any series shall have been issued in the form of one or more Global Securities and, if an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing, the Company will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities.

  The following is based on information furnished by DTC:

  DTC may act as securities depositary for certain of the Debt Securities. The Debt Securities for which DTC acts as depositary will be issued as Registered Securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate is issued with respect to each $150 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

  DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchase of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

  To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co., effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

  Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners is governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

  Principal and interest payments on the Debt Securities for which DTC acts as depositary will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as securities depositary with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

  None of the Company, any underwriter or agent, the applicable Trustee or any applicable Paying Agent will have the responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

CERTAIN RESTRICTIVE COVENANTS IN THE SENIOR INDENTURE

 Limitations on Liens

  Nothing in either Indenture or the Debt Securities in any way restricts or prevents the Company or any Subsidiary from incurring any indebtedness. However, the Senior Indenture provides that neither the Company nor any Restricted Domestic Subsidiary will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by mortgage, lien, pledge or other encumbrance upon any Restricted Property without effectively providing that the Senior Debt Securities of all series (excluding any series of Debt Securities with respect to which the property securing such Debt is not Restricted Property, but including, if the Company so determines, any other indebtedness or obligation then existing or thereafter created, ranking equally with the Senior Debt Securities of all series) shall be secured equally and ratably with (or prior
to) such Debt so long as such Debt shall be so secured. This restriction does not, however, apply to (a) mortgages, liens, pledges or other encumbrances ("Mortgages") on property to secure all or part of the cost of exploration, drilling or development thereof or all or part of the cost of altering or repairing equipment used in connection therewith or the cost of improvement of property which, in the opinion of the Board of Directors, is substantially unimproved for the use intended by the Company or to secure Debt incurred to provide funds for any such purpose; (b) Mortgages which secure only indebtedness owing by a Subsidiary to the Company, or to one or more Subsidiaries, or to the Company and one or more Subsidiaries; (c) Mortgages on the property of any corporation existing at the time such corporation becomes a Subsidiary; (d) Mortgages on any property to secure Debt or other indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Debt issued or guaranteed by the United States, any State or any department, agency or instrumentality of either; and (e) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d) or, with respect to the Debt Securities of any series, of any Mortgage existing on the date Debt Securities of such series are first issued. Notwithstanding the foregoing, the Company and any one or more Restricted Domestic Subsidiaries may, without securing the Senior Debt Securities of all series, issue, assume or guarantee Debt secured by Mortgages which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Debt of the Company and its Restricted Domestic Subsidiaries, and the aggregate value of sale and lease-back transactions which would otherwise be subject to the restrictions described under "Limitation on Sale and Lease-Back Transactions," does not at the time such Debt is incurred exceed five percent (5%) of the Stockholders' Equity in the Company and its consolidated subsidiary companies as shown in the audited consolidated balance sheet contained in the latest Annual Report to Shareholders. The following types of transactions, among others, are not deemed to create Debt secured by Mortgages: (1) the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas or other petroleum hydrocarbons, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment or overriding royalty, and (2) Mortgages required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States, any State or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to the Company or any Subsidiary by such governmental unit pursuant to the provisions of any contract or statute. (Senior Indenture Section 12.07)

  The Senior Indenture contains no limitations on Mortgages on property presently owned which is not Restricted Property or, with respect to any series of Debt Securities, property acquired or constructed after the date Debt Securities of such series are first issued (the "Series Issuance Date"). The term Restricted Property is defined in the Senior Indenture separately with respect to each series of Debt Securities to mean any property interest owned by the Company or a Subsidiary on the Series Issuance Date in land located in the continental United States and then classified by such owner as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities, any refining plant or manufacturing plant owned by the Company or a Subsidiary on the Series Issuance Date and located in the continental United States (except related facilities which in the opinion of the Board of Directors are transportation or marketing facilities, and a refining plant or manufacturing plant which in the opinion of the Board of Directors is not a principal plant of the Company and its Subsidiaries) and any shares of capital stock, partnership interests or indebtedness of a Restricted Domestic Subsidiary. The term Restricted Property with respect to any series of Debt Securities does not include future additions or improvements to or replacements of all or any part of any refining or manufacturing plant owned on the Series Issuance Date. The term Restricted Domestic Subsidiary is defined in the Indenture to mean any Subsidiary of the Company (other than Sun Ship, Inc.) which owns Restricted Property except a Subsidiary substantially all the real property, plants and equipment of which are located outside the continental United States, a Subsidiary the assets of which constitute less than five percent (5%) of the assets of the Company and its consolidated subsidiaries, and a Subsidiary the major part of the business of which consists of finance, banking, credit, leasing, real estate, financial services or other similar operations, coal operations, or any combination thereof. The term Subsidiary is defined in the Senior Indenture to include any corporation more than 50% of the outstanding voting stock of which is owned directly or indirectly by the Company or by one or more Subsidiaries thereof, or by the Company and one or more Subsidiaries. For purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Senior Indenture Section 1.01)

 Limitation on Sale and Lease-Back Transactions

  The Senior Indenture provides that neither the Company nor any Restricted Domestic Subsidiary will enter into any arrangement with any person providing for the leasing of any Restricted Property which has been or is to be sold or transferred by the Company or such Restricted Domestic Subsidiary to such person or to any other person to which funds have been or are to be advanced by such person on the security of the leased property to the Company or a Restricted Domestic Subsidiary for a period of more than three years unless either (a) the Company or such Restricted Domestic Subsidiary would be entitled, pursuant to the above provisions, to incur Debt in a principal amount equal to or exceeding the value of such sale and lease-back transactions secured by a Mortgage on the property to be leased without equally and ratably securing all series of the Senior Debt Securities with respect to which such property is Restricted Property, or (b) the Company during or immediately after the expiration of four months after the effective date of such transaction applies to the voluntary retirement of its funded debt an amount (less certain credits set forth in the Indenture) equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the fair value in the opinion of the Board of Directors of the property at the time of entering into such transaction. (Senior Indenture Section 12.08)

  The Senior Indenture contains no limitations on the sale and lease-back of any property presently owned which is not Restricted Property or, with respect to any series of Debt Securities, property acquired or constructed after the Series Issuance Date.

WAIVER OF COMPLIANCE WITH COVENANTS

  The Company may omit in any particular instance to comply with certain covenants in the Indentures (including, if so specified in the Prospectus Supplement, any covenant not set forth in the Indentures but specified in the Prospectus Supplement to be applicable to the Debt Securities of any series, except as otherwise provided in the Prospectus Supplement, and in the case of the Senior Indenture, the covenants relating to the limitation on liens and the limitation on sale and lease-back transactions) with respect to the

Debt Securities of any series if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Debt Securities of such series either waive such compliance in such instance or generally waive compliance with such provisions, but no such waiver may extend to or affect any term, provision or condition except to the extent expressly so waived, and, until such waiver becomes effective, the obligations of the Company and the duties of the applicable Trustee in respect of any such provision will remain in full force and effect. (Senior Indenture Section 12.09 and Subordinated Indenture Section 12.07)

EVENTS OF DEFAULT

  The following are Events of Default under each Indenture with respect to Debt Securities of any series issued thereunder: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 90 days after there has been given to the Company by the applicable Trustee or to the Company and the applicable Trustee by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied; (d) acceleration of Debt Securities of another series or any other indebtedness for borrowed money of the Company, in an aggregate principal amount exceeding $10,000,000 under the terms of the instrument or instruments under which such indebtedness is issued or secured, if such acceleration is not annulled within 30 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company; and (f) any other Event of Default provided with respect to Debt Securities of the series. (Section 5.01)

  If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 5.02)

  Each Indenture provides that, subject to the duty of the applicable Trustee during a default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such holders shall have offered to the Trustee reasonable indemnity. (Section 6.03) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 5.12)

  Each Indenture requires the Company to furnish to the applicable Trustee annually a statement as to the performance by the Company of certain of its obligations under such Indenture and as to any default in such performance. (Section 12.02)

MODIFICATION AND WAIVER

  Modifications and amendments of either Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of, or premium or interest, if any, on any Debt Security; (b) reduce the principal amount of or premium or interest, if any, on any Debt

Security; (c) reduce the amount of principal of a Discount Security payable upon acceleration of the maturity thereof; (d) change the currency of payment of principal of or premium or interest, if any, on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or (g) limit any obligation of the Company to maintain a paying agency outside the United States pursuant to Section 12.03. (Section 11.02)

  The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture. (Senior Indenture Section 12.09 and Subordinated Indenture Section 12.07) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except (i) a default in the payment of principal or of premium or interest, if any, or (ii) in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 5.13)

DISCHARGE, LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The applicable Indenture with respect to the Debt Securities of any series may be discharged, subject to certain terms and conditions, when (1) either (A) all Debt Securities and the Coupons, if any, of such series have been delivered to the applicable Trustee for cancellation, or (B) all Debt Securities and the Coupons, if any, of such series not theretofore delivered to the applicable Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice by the applicable Trustee, and the Company, in the case of (i), (ii) or (iii) of subclause (B) has, subject to certain limited exceptions set forth in the Indentures, irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds in trust for such purpose an amount in the currency in which such Debt Securities are denominated sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; provided, however, in the event a petition for relief under the applicable Federal or state bankruptcy, insolvency or other similar law is filed with respect to the Company within 91 days after the deposit and the applicable Trustee is required to return the deposited money to the Company, the obligations of the Company under the applicable Indenture with respect to such Debt Securities will not be deemed terminated or discharged; (2) the Company has paid or caused to be paid all other sums payable under the applicable Indenture by the Company and (3) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent therein provided relating to the satisfaction and discharge of the applicable Indenture with respect to such series have been complied with. (Section 4.01)

  If provision is made for the defeasance of Debt Securities of a series, and if the Debt Securities of such series are Registered Securities and denominated and payable only in U.S. Dollars, then the following defeasance provisions of each Indenture shall apply to such series of Debt Securities except as otherwise specified in the Prospectus Supplement for such series. (Section 15.01)

  At the Company's option, either (a) the Company shall be deemed to have been discharged from its obligations with respect to Debt Securities of any series ("legal defeasance option") or (b) the Company shall cease to be under any obligation to comply with certain provisions of the Indentures relating to mergers and consolidations of the Company, and, in the case of the Senior Indenture, the provisions relating to limitations on liens and sale and lease-back transactions, with respect to Debt Securities of any series (and, if so specified, any other obligation of the Company or restrictive covenant added for the benefit of such series) ("covenant defeasance option") at any time after the applicable conditions set forth below have been satisfied: (1) the

Company shall have deposited or caused to be deposited irrevocably with the applicable Trustee as trust funds held in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Debt Securities of such series (i) money in an amount, (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (iii) a combination of (i) and (ii) sufficient, in the opinion (with respect to (i) and (ii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the Outstanding Debt Securities of such series on the dates such installments of interest or principal and premium are due; (2) such deposit shall not cause the applicable Trustee with respect to Debt Securities of that series to have a conflicting interest with respect to the Debt Securities of any series; (3) such deposit will not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; (4) if the Debt Securities of such series are then listed on any national securities exchange, the Company shall have delivered to the applicable Trustee an opinion of counsel or a letter or other document from such exchange to the effect that Company's exercise of its defeasance option would not cause such Debt Securities to be delisted; (5) no Event of Default or event (including such deposit) which, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under the provisions of the Indentures relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and (6) the Company shall have delivered to the applicable Trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance or Discharge. Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under the provisions of the Indentures relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, the defeased covenant obligations will be reinstated. (Section 15.02)

  Defeasance provisions, if any, for Debt Securities denominated in a foreign currency or currencies or for Bearer Securities may be specified in the Prospectus Supplement. (Section 15.01)

PAYMENT AND PAYING AGENTS

  If Debt Securities of a series are issuable only as Registered Securities, the Company will maintain in each Place of Payment for such series an office or agency where Debt Securities of that series may be presented or surrendered for payment, where Debt Securities of that series may be surrendered for registration of transfer or exchange, where Debt Securities of that series which are convertible may be surrendered for conversion and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served. If Debt Securities of a series are issuable as Bearer Securities, the Company will maintain (a) in the Borough of Manhattan, The City and State of New York, an office or agency where any Registered Securities of that series may be presented or surrendered for payment, where any Registered Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange, where Debt Securities of that series which are convertible may be surrendered for conversion, where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served and where Bearer Securities of that series and related Coupons may be presented or surrendered for payment in the circumstances described in the following paragraph (and not otherwise), (b), subject to any laws or regulations applicable thereto, in a Place of Payment for that series which is located outside the United States, an office or agency where Debt Securities of that series and related Coupons may be presented and surrendered for payment (including payment of any additional amounts payable on Debt Securities of that series, if so provided in such series); provided, however, that if the Debt Securities of that series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent for the Debt Securities of that series in London, Luxembourg or any other required city located outside the United States, as the case may be, so long as the Debt Securities of that series are listed on such exchange, and (c) subject to any laws or regulations applicable thereto, in a Place of Payment for that series located outside the United States an office or agency where any Registered Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange, where Debt Securities of that series which are convertible may be surrendered for conversion and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served. The Company will give prompt written notice to the applicable Trustee of the location and any change in location of such office or agency.

  No payment of principal, premium or interest on Bearer Securities shall be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that, if the Debt Securities of a series are denominated and payable in U.S. dollars, payment of principal of and any premium and interest on Debt Securities of such series, if so provided in the Prospectus Supplement shall be made at the office of the Company's Paying Agent in the Borough of Manhattan, the City and State of New York, if (but only if) payment in U.S. dollars of the full amount of such principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by the Company in accordance with the applicable Indenture is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 12.03)
CONSOLIDATION, MERGER AND SALE


  Nothing contained in either Indenture or any of the Debt Securities prevents any consolidation or merger of the Company with or into any other corporation or corporations or any sale or conveyance of all or substantially all the property of the Company to any other corporation, provided that upon any such consolidation, merger, sale or conveyance of or by the Company, other than a consolidation or merger in which the Company is the continuing corporation, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company, is expressly assumed by the corporation formed by such consolidation, or into which the Company shall have been merged, or by the corporation which shall have acquired such property. (Section 10.01)

  The Senior Indenture provides that if, upon any consolidation or merger of the Company with or into any other corporation or upon any sale or conveyance of all or substantially all its property to any other corporation, any of the property of the Company or of any Subsidiary would thereupon become subject to any mortgage, lien or pledge which would not otherwise be permitted by the Senior Indenture without securing the Outstanding Debt Securities of any series, the Company will first secure such series of Outstanding Debt Securities, equally and ratably with any other obligations of the Company or any Subsidiary then entitled thereto. (Section 10.02)

PENNSYLVANIA TAXES

  Individuals who are residents of Pennsylvania and who hold Debt Securities for their own account (either directly or indirectly) will not be subject to existing county personal property taxes in Pennsylvania with respect to the Debt Securities, but the Company is required to deduct from interest paid to individual owners of Debt Securities who are residents of Pennsylvania and to remit to Pennsylvania the Corporate Loans Tax which is presently at the annual rate of four mills ($.004) per $1 principal amount of Debt Securities owned by each individual, subject to adjustment if interest paid in any year represents more or less than interest for a full year.

REGARDING THE TRUSTEES

  Citibank, N.A., Trustee under the Senior Indenture, also is trustee under an indenture covering certain other securities of Sun. Sun maintains deposit accounts and conducts other banking transactions with Citibank, N.A., including borrowings in the ordinary course of business. Citibank, N.A. is a co-manager and participating lender in a revolving credit agreement with the Company.

  Bankers Trust Company, Trustee under the Subordinated Indenture, also is trustee under an indenture covering certain other securities of Sun. Sun maintains deposit accounts and conducts other banking transactions with Bankers Trust Company, including borrowings in the ordinary course of business. Bankers Trust Company is the agent and a participating lender in a revolving credit agreement with the Company.

                      DESCRIPTION OF THE EQUITY SECURITIES

  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, $1 par value, of which 106,851,665 shares were outstanding on March 31, 1994 and 15,000,000 shares of Cumulative Preference Stock without par value, none of which are outstanding.

PREFERENCE STOCK

  The Board of Directors of the Company is authorized without further stockholder action to provide for the issuance of up to 15,000,000 shares of Preference Stock in one or more series and to determine the designations, preferences, dividend rates, liquidation rights, voting rights, conversion rights, redemption rights, sinking funds, stated value and such other provisions as may be determined by the Board of Directors pursuant to Pennsylvania law. However, each share of Preference Stock may not be converted into more than one share of Common Stock (as adjusted pursuant to certain events) or entitle the holder thereof to more than one vote.

  The Prospectus Supplement will describe the designations, preferences, dividend rates, liquidation rights, voting rights, conversion rights, redemption rights and such other provisions determined by the Board of Directors of the Company to apply to the Preference Stock.

  The following description summarizes certain general terms and provisions of the Preference Stock, is not complete and is qualified in its entirety by reference to all of the provisions of the Company's Articles of Incorporation, as a copy of which is filed as an exhibit to the Registration Statement.

 Rank

  All shares of the same series of Preference Stock shall be identical in all respects, except that shares of a series issued at different times may differ as to the dates from which dividends on such shares shall be cumulative. All series of Preference Stock shall rank equally with and be identical in all respects to each other series, unless otherwise determined by the Board of Directors.

  Preference Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, prior to Common Stock and to any other capital stock of the Company, other than capital stock which shall by its terms rank prior to or on a parity with Preference Stock and which shall be authorized by a vote of the holders of at least two-thirds of the then-outstanding Preference Stock.

 Dividend Rights

  Before any dividends shall be declared and set apart for payment or paid on any class or classes of stock of the Company ranking junior to Preference Stock, the holders of shares of each series of Preference Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors at the annual rate, and no more, fixed in the resolution adopted by the Board of Directors providing for the issue of such series. Such dividends shall be payable quarterly in cash. With respect to each series of Preference Stock, such dividends shall be cumulative from the date or dates of issue of such series. No dividends shall be declared or paid or set apart for payment on any series of Preference Stock unless there shall likewise be or have been declared and paid or set apart for payment on all shares of outstanding Preference Stock of each other series like dividends in proportion to their respective annual dividend rates. Accruals of dividends shall not bear interest.

 Redemption

  The Company may redeem the whole or any part of any series of Preference Stock at the times and redemption prices set forth in the resolutions adopted by the Board of Directors providing for the issue of such series. In the event of a partial redemption, the shares to be redeemed may be selected by lot or by such other equitable method as the Board of Directors in its discretion may determine.

  Unless the Company defaults in making payment of the redemption price plus accrued and unpaid dividends, upon redemption the redeemed shares shall cease to be outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Company except the right to receive the redemption price plus accrued and unpaid dividends. Conversion rights, if any, of shares called for redemption shall terminate at the close of business on the business day prior to the redemption date.

  If at any time the Company shall have failed to pay dividends in full on Preference Stock, thereafter and until dividends in full including all accrued and unpaid dividends on shares of all series of outstanding Preference Stock, shall have been declared and set apart for payment or paid, (i) the Company, without the affirmative vote of the holders of at least a majority of the shares of outstanding Preference Stock, voting as a class without regard to series, shall not redeem less than all of the shares of outstanding Preference Stock, regardless of series and (ii) neither the Company nor any subsidiary shall purchase any shares of Preference Stock except in accordance with a purchase offer made in writing or by publication which will result in fair and equitable treatment among the respective series as determined by the Board of Directors in their sole discretion; provided, however, that (iii) unless prohibited by the provisions applicable to any series, the Company, to meet the requirements of any sinking fund provision with respect to any series, may use shares of such series acquired by it prior to such failure and then held by it as treasury stock and (iv) nothing shall prevent the Company from completing the purchase or redemption of shares of Preference Stock for which a purchase contract was entered into for any sinking fund purposes or the notice of redemption of which was mailed to the holders thereof, prior to the default.

  The Company shall not declare or set apart for payment or pay any dividends or make any distribution on or redeem, purchase or otherwise acquire or permit any subsidiary to purchase or acquire, any other class or classes of stock of the Company ranking junior to Preference Stock as to dividends or upon liquidation, if at such time the Company shall be in default with respect to any dividend payable on, or any obligation to purchase, shares of any series of Preference Stock, but the Company may under such circumstances redeem, purchase, or otherwise acquire shares of stock of any such junior class in exchange for, or out of the proceeds from the sale of, other shares of stock of any junior class.

 Voting Rights

  Except as described below, or as may be required by law, the holders of Preference Stock shall have no voting rights. If the Company shall have failed to pay, or declare and set apart for payment, dividends on Preference Stock in an aggregate amount equivalent to six full quarterly dividends on all shares of Preference Stock then outstanding, the number of Directors of the Company shall be increased by two at the first annual meeting of the shareholders of the Company held thereafter, and at such meeting and at each subsequent annual meeting until dividends payable for all past quarterly dividend periods on all outstanding shares of Preference Stock shall have been paid, or declared and set apart for payment, in full, the holders of the shares of Preference Stock shall have the exclusive and special voting right, voting as a class without regard to series, each share of Preference Stock entitling the holder thereof to one vote per share, to elect two additional members of the Board of Directors to hold office for a term of one year; provided, that the right to vote as a class upon the election of such two additional Directors shall not limit the right of holders of any series of

Preference Stock to vote upon the election of all other Directors and upon other matters if and to the extent that such holders are entitled pursuant to resolution providing for the issue of such series. Upon such payment, or declaration and setting apart for payment, in full, the terms of the two additional Directors so elected shall terminate and such voting right of the holders of shares of Preference Stock shall cease.

  The Company shall not, without the affirmative vote of the holders of at least two-thirds of the outstanding Preference Stock, voting as a class without regard to series: (i) create any class of stock ranking prior to or on a parity with Preference Stock as to dividends or upon liquidation or increase the authorized number of shares of any such previously authorized class of stock;
(ii) alter or change any of the terms and provisions of the Preference Stock so as adversely to affect the preferences, special rights or powers given to the Preference Stock or (iii) increase the number of shares of Preference Stock which the Company is authorized to issue.

 Liquidation

  Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, Preference Stock shall be preferred as to assets over Common Stock and any other class or classes of stock ranking junior to Preference Stock so that the holders of shares of Preference Stock of each series shall be entitled to be paid or to have set apart for payment, before any distribution is made to the holders of Common Stock and any other class or classes of stock ranking junior to Preference Stock, the amount set forth in the resolutions providing for the issue of such series plus an amount equal to all dividends accrued and unpaid up to and including the date fixed for such payment, and the holders of Preference Stock shall not be entitled to any other payment.

  If upon such liquidation, dissolution or winding up of the Company, its net assets shall be insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of Preference Stock are entitled, the entire remaining net assets of the Company shall be distributed among the holders of Preference Stock in amounts proportionate to the full preferential amounts to which they are respectively entitled.

COMMON STOCK

  All shares of Common Stock presently outstanding are, and the shares of Common Stock to be issued and sold in connection with any distribution pursuant to this Prospectus will be, duly authorized, fully paid and nonassessable. Holders of the Common Stock are entitled to one vote per share on any matter submitted to the stockholders and do not have cumulative voting rights. The Common Stock is not redeemable or convertible and the holders of Common Stock do not have any pre-emptive right to purchase securities of the Company. Upon dissolution of the Company, the holders are entitled to receive ratably all of the assets, if any, which remain legally available for distribution to the Company's stockholders after the liquidation preferences of the Company's Preference Stock, if any, have been satisfied in full. Subject to the prior dividend rights of the holders of any Preference Stock, the holders of the Common Stock outstanding from time to time are entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available therefor.

  Under the Company's Articles of Incorporation, a business combination or other specified transaction entered into with a holder (with certain exceptions) of more than 10% of the voting stock of the Company (a "Related Person") must either (i) be approved by a vote of the holders of not less than 75% of the outstanding shares of the Company's voting stock held by stockholders other than the Related Person; (ii) be approved by two-thirds of the members of the Board of Directors not affiliated with the Related Person; or (iii) satisfy certain minimum price criteria and procedural requirements with respect to the remaining stockholders.

                          DESCRIPTION OF THE WARRANTS

  The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of one or more separate Warrant Agreements (each, a "Warrant Agreement") between the Company and one or more banking institutions organized under the laws of the United States of America or any State thereof, as Warrant Agent (each, a "Warrant Agent"), forms of which are filed as exhibits to the Registration Statement.

  The Warrants, evidenced by Warrant Certificates (the "Warrant Certificates"), may be issued under the Warrant Agreements independently or together with any Debt Securities or Equity Securities offered by any Prospectus Supplement. Unless otherwise specified in the Prospectus Supplement, the Warrants will be immediately exercisable upon issuance and may be traded separately from any series of Debt Securities or Equity Securities with which they are issued. Reference is made to the Prospectus Supplement for the specific terms of any Warrants offered thereby, including, where applicable, (i) designation, aggregate principal amount, currencies, denominations and other terms of the series of any Debt Securities purchasable upon exercise of the Warrants and the price at which such Debt Securities may be purchased upon such exercise; (ii) the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion, and voting rights) of the series of any Preference Stock purchasable upon exercise of Warrants and the price at which such number of shares of Preference Stock may be purchased upon such exercise; (iii) the number of shares of any Common Stock purchasable upon exercise of the Warrants and the price at which such number of shares of Common Stock may be purchased upon such exercise; (iv) the date on which the right to exercise such Warrants shall commence and the date (the "Expiration Date") upon which such right shall expire; (v) United States Federal income tax consequences applicable to such Warrants; and (vi) any other terms of such Warrants.

  Each Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Equity Securities at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which the Expiration Date may be extended by the Company), unexercised Warrants will become void. The place or places where, and the manner in which, Warrants may be exercised shall be specified in the Prospectus Supplement.

  Prior to the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of the Debt Securities or the Equity Securities purchasable upon exercise, including the right to receive payments of principal, premium, or interest on any Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture or to receive payment of dividends on any Equity Securities purchasable upon such exercise or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

  The Company may sell the Securities (i) to or through underwriters or dealers, (ii) directly to one or more institutional purchasers, or (iii) through agents. The Prospectus Supplement with respect to the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

  If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Securities of the series offered by the Prospectus Supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities, and any commissions payable by the Company to any such agent, will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

  As one means of direct issuance of the Securities, the Company may utilize the services of another entity to conduct an electronic "Dutch Auction" of the Securities among potential purchasers who are eligible to participate in the auction of such Securities, as described in the Prospectus Supplement.

  As indicated in the Prospectus Supplement, the Company may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the particular Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility with respect to the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

  Agents and underwriters may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents and underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

  The place and time of delivery of the Offered Securities will be set forth in the Prospectus Supplement.

                                 LEGAL OPINIONS

  The validity of the Securities will be passed upon for the Company by Jack L. Foltz, Esq., Vice President and General Counsel of the Company or Jonathan C. Waller, Esq., Assistant General Counsel of the Company, and for any underwriters, dealers or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Simpson Thacher & Bartlett will rely upon the opinion of Mr. Foltz or Mr. Waller, as the case may be, as to all matters of Pennsylvania law. Mr. Foltz and Mr. Waller, in their respective capacities as Vice President and General Counsel and Assistant General Counsel of the Company, participate in various employee benefit plans offered by the Company and in connection with certain of such benefit plans receive Common Stock of the Company and options to purchase Common Stock of the Company.

                                    EXPERTS

  The consolidated balance sheets of Sun at December 31, 1993 and 1992, the consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993, and the financial statement schedules included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended, incorporated by reference in this Prospectus, have been incorporated herein in reliance upon the reports (which include an explanatory paragraph regarding the Company's change in method of accounting for income taxes in 1993, the Company's change in method of accounting for the cost of postretirement health care and life insurance benefits in 1992 and the Company's change in method of accounting for the cost of crude oil and refined product inventories of Suncor Inc., the Company's Canadian subsidiary in 1991) of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in auditing and accounting.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Summary of Financial Information...........................................   3
Description of the Debt Securities.........................................   4
Description of the Equity Securities.......................................  17
Description of the Warrants................................................  20
Plan of Distribution.......................................................  20
Legal Opinions.............................................................  21
Experts....................................................................  22

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                                 $700,000,000

                  [LOGO OF SUN COMPANY, INC. APPEARS HERE]

                               SUN COMPANY, INC.

                                DEBT SECURITIES
                               PREFERENCE STOCK
                                 COMMON STOCK
                                   WARRANTS


                               -----------------
                                  PROSPECTUS
                                       , 1994
                               -----------------


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses to be borne by registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are:

   Registration Fee--Securities and Exchange Commission................ $241,381
   Reimbursement of Designated Underwriters' Counsel's Fee.............   75,000
   Accounting Fees and Expenses........................................   60,000
   Printing Expenses...................................................   82,000
   Trustees' and Warrant Agents' Fees..................................   30,000
   Rating Agency Fees..................................................   60,000
   Blue Sky Fees and Expenses (including Counsel Fees).................   15,000
   Miscellaneous.......................................................   20,000
                                                                        --------
       Total........................................................... $583,381
                                                                        ========

  All amounts are estimated except for registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Pennsylvania Business Corporation Law variously empowers or requires Sun Company, Inc. ("Corporation") under specified circumstances, to indemnify officers, directors and other persons against expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which such person is a party or is threatened to be made a party.

  Article VII of the Corporation's Bylaws provides as follows:

  ARTICLE VII: INDEMNIFICATION

  GENERAL

    Section 1. The Corporation shall pay on behalf of any individual who is or was a Director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as Director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation or partnership, joint venture, sole proprietorship, trust or other enterprise, or who is or was serving as a fiduciary with respect to any employee benefit plan as a result of his employment by, or service as a Director of, the Corporation ("Indemnified Person") all expenses, including attorneys' fees and disbursements, incurred by such person in the defense or settlement of any civil, criminal, administrative or arbitrative proceeding pending, threatened or completed against such person by reason of his being or having been such Indemnified Person, and shall indemnify such person against amounts paid or incurred by him in satisfaction of settlements, judgments, fines, and penalties in connection with any such proceeding, including any proceeding by or in the right of the Corporation, except where such indemnification is expressly prohibited by applicable law or where the acts or failures to act of the Indemnified Person constitute willful misconduct, self-dealing or recklessness. The foregoing right to payment and to indemnification shall not be exclusive of other rights to which such person may be entitled as a matter of law or otherwise.

  AGREEMENTS FOR INDEMNIFICATION AND FUNDING

    Section 2. The Corporation is authorized, but not required, to enter into agreements for indemnification with any Indemnified Person, however, failure to enter into such agreements shall not in any way limit the rights of such Indemnified Persons hereunder. The Corporation may, in addition to the foregoing, create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

  EXPENSES

  Section 3. Expenses incurred by a Director, officer, employee or agent in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

  DISPUTES

  Section 4. Any dispute related to the right to indemnification of or advancement of expenses to Indemnified Persons as provided under this Article, except with respect to indemnification for liabilities arising under the Securities Act of 1933 which the Corporation has undertaken to submit to a court for adjudication, shall be decided only by arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association.

  The Corporation has obtained Executive Liability Coverage and Executive Indemnification Coverage covering all claims during the policy period in an aggregate amount up to $100,000,000. The Executive Liability portion of this policy protects all directors and officers of the Corporation and its subsidiaries. This section of the policy provides protection for losses arising from any error, misstatement, misleading statement, act, omission, neglect, or breach of duty committed, attempted or allegedly committed or attempted by such persons in the discharge of their duties as directors and officers for which the director or officer is not indemnified by the Corporation. The Executive Indemnification portion of the policy protects the Corporation (subject to several limitations and exceptions) against losses for which it grants indemnification as permitted or required by law.

ITEM 16. EXHIBITS

  1   Form of Underwriting Agreement.

  4.1 Form of Indenture dated as of May 15, 1994 between the Company and Citibank, N.A., as Trustee, with respect to the Senior Debt Securities.

  4.2 Form of Indenture dated as of May 15, 1994 between the Company and Bankers Trust Company, as Trustee, with respect to the Subordinated Debt
      Securities.

  4.3 Form of Warrant Agreement to be entered into between the Company and one or more banking institutions organized under the laws of the United
      States or any State thereof, as Warrant Agent with respect to Debt
      Securities (including Form of Warrant Certificate).

  4.4 Form of Warrant Agreement to be entered into between the Company and one or more banking institutions organized under the laws of the United
      States or any State thereof, as Warrant Agent with respect to Equity
      Securities (including Form of Warrant Certificate).

  4.5 Articles of Incorporation of Sun Company, Inc., as restated and amended.

  4.6 Sun Company, Inc. Bylaws, as restated and amended.

  4.7 Form of Common Stock Certificate of Sun Company, Inc.

  5   Opinion of Jack L. Foltz, Esq., Vice President and General Counsel of Sun
      Company, Inc.

 12 Statements Re: Computation of Ratio of Earnings to Fixed Charges for the years ended December 31, 1993, 1992, 1991, 1990 and 1989. Incorporated by reference to Exhibit 12 of the Company's Annual Reports on Form 10-K, as amended, for the fiscal years ended December 31, 1993 and 1992, respectively.

 23.1 Consent of Jack L. Foltz, Esq. (included in Exhibit 5).

 23.2 Consent of Independent Accountants.

 23.3 Consent of Jonathan C. Waller, Esq.

 24   Power of Attorney.

 25.1 Form T-1, Statement of Eligibility and Qualification under the Trust
      Indenture Act of 1939 of Citibank, N.A., Trustee under the Indenture governing the Senior Debt Securities.

 25.2 Form T-1, Statement of Eligibility and Qualification under the Trust
      Indenture Act of 1939 of Bankers Trust Company, Trustee under the
      Indenture governing the Subordinated Debt Securities.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHILADELPHIA AND COMMONWEALTH OF PENNSYLVANIA ON THIS 19TH DAY OF MAY, 1994.

                                          Sun Company, Inc.

                                                  s/ Robert M. Aiken, Jr.
                                          By___________________________________
                                                    ROBERT M. AIKEN, JR.
                                                SENIOR VICE PRESIDENT AND
                                                 CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY OR ON BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 19TH DAY OF MAY, 1994.

             SIGNATURES                        TITLES
             ----------                        ------


        Robert M. Aiken, Jr.            Senior Vice President and Chief
- -------------------------------------    Financial Officer
        ROBERT M. AIKEN, JR.             (Principal Financial Officer)



         Robert H. Campbell*            Chairman, Chief Executive Officer,
- -------------------------------------    President and Director (Principal
         ROBERT H. CAMPBELL              Executive Officer)



        Raymond E. Cartledge*           Director
- -------------------------------------
        RAYMOND E. CARTLEDGE



        Richard L. Cartlidge*           Comptroller (Principal Accounting
- -------------------------------------    Officer)
        RICHARD L. CARTLIDGE



         Robert E. Cawthorn*            Director
- -------------------------------------
         ROBERT E. CAWTHORN



           Mary J. Evans*               Director
- -------------------------------------
            MARY J. EVANS

             SIGNATURES                        TITLES
             ----------                        ------


         Thomas P. Gerrity*             Director
- -------------------------------------
          THOMAS P. GERRITY



          James G. Kaiser*              Director
- -------------------------------------
           JAMES G. KAISER



         Thomas W. Langfitt*            Director
- -------------------------------------
         THOMAS W. LANGFITT



          R. Anderson Pew*              Director
- -------------------------------------
           R. ANDERSON PEW



         Albert E. Piscopo*             Director
- -------------------------------------
          ALBERT E. PISCOPO



         William F. Pounds*             Director
- -------------------------------------
          WILLIAM F. POUNDS



        B. Ray Thompson, Jr.*           Director
- -------------------------------------
        B. RAY THOMPSON, JR.



      Alexander B. Trowbridge*          Director
- -------------------------------------
       ALEXANDER B. TROWBRIDGE



       s/ Robert M. Aiken, Jr.          Individually and as Attorney-in-Fact
*By _________________________________
        ROBERT M. AIKEN, JR.